Exhibit 99.1

Dream Finders Homes Announces Record First Quarter 2021 Earnings as Homes Delivered Increased by 95% and Net New Orders Increased by 137%

Jacksonville, Fla. – (May 12, 2021) — Dream Finders Homes, Inc. (NASDAQ: DFH) announced net income of $16.1 million for the quarter ended March 31, 2021, an increase of 145.0% over the $6.6 million earned in the quarter ended March 31, 2020. The increase in net income was mainly driven by an 82.2% increase in home sales revenues and 210 basis points of accretion in the gross margin percentage from the first quarter of 2020.

First Quarter 2021 Highlights and Results

•
Total revenues were $343.6 million, an increase of 82.0% when compared to the $188.7 million in the first quarter of 2020. Home closings increased to 1,002 homes for the first quarter of 2021, a 94.6% increase over the 515 home closings in the first quarter of 2020. Average selling price per home closed (“ASP”) in the first quarter of 2021 was $335,986 compared to $362,591 for the first quarter of 2020. The decrease in ASP was primarily attributable to the impact of a full quarter of H&H Homes with 343 home closings

•
Gross margin as a percentage of homes sales revenues was 14.9%, an increase of 210 basis points when compared to the first quarter of 2020 gross margin percentage of 12.8%. Margin expansion was primarily driven by increases in the sales prices of comparable homes closed when compared to the first quarter of 2020, a lower cost of funds and the Company achieving scale through additional units in certain of its operating segments

•	Pre-tax income, net of income attributable to non-controlling interests, was $20.9 million, an increase of 218.2% when compared to the $6.6 million generated in the first quarter of 2020
•	Net profit margin as a percentage of total revenues was 4.7%, an increase of 120 basis points when compared to the first quarter of 2020 net profit margin percentage of 3.5%
•	Net new orders increased to a record 2,010 homes, an increase of 137.0% over the net new orders of 848 in the first quarter of 2020
•	The cancellation rate for the first quarter of 2021 was 8.1%, a decrease of 370 basis points from the 11.8% in the first quarter of 2020
•	Controlled lots at March 31, 2021 were 22,591 compared to 19,276 lots controlled at December 31, 2020, a sequential quarterly increase of 17.2%
•
Active community count at the end of the first quarter of 2021 was 120, an increase of 44.6% over the 83 active communities at the end of the first quarter of 2020. Active community count at the end of 2020 was 126, resulting in an absorption rate of 5.3 per month in the first quarter of 2021

•
Homes in backlog at the end of the first quarter of 2021 were 3,612, valued at $1,356.4 million, increases of 212.7% and 207.0%, respectively, over the 1,155 homes in backlog valued at $441.9 million at the end of the first quarter of 2020

•	Return on equity was 37.4% for the trailing twelve months ended March 31, 2021, compared to 36.7% for the trailing twelve months ended March 31, 2020

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Our first quarter results represent an outstanding start to the year for our Company. We continue to see strength in the housing markets in which we operate, driven by low interest rates and favorable demographic and migration trends. Our disciplined asset-light strategy is facilitating the growth in our controlled lot supply and allowing the Company to quickly react to market opportunities to increase homebuilding margin. Given the size of our backlog at March 31, 2021 and 736 net new orders in the month of April, we are optimistic about delivering on our 2021 business plan.”

Net income for the quarter ended March 31, 2021 was $16.1 million, or $0.18 per diluted share. Net income for the first quarter of 2021 increased 145.0% when compared to the $6.6 million achieved in the first quarter of 2020 – net income for the first quarter of 2020 excludes the impact of income tax expense considerations, as the Company was a pass-through entity for taxation purposes at that time. Applying the same 23% effective tax rate to the Company’s earnings for the quarter ended March 31, 2020, would generate net income attributable to Dream Finders Homes, Inc. of $5.1 million, resulting in an increase of 215.7% on a tax effected comparable basis.

Pre-tax income, net of income attributable to non-controlling interests, for the first quarter of 2021 increased 218.2% to $20.9 million, and represented a 6.1% margin as a percentage of total revenues as compared to $6.6 million for the first quarter of 2020, representing a 3.5% margin as a percentage of total revenues. The improvement was primarily attributable to gross margin expansion of 210 basis points and a decrease in SG&A as a percentage of revenues amounting to 109 basis points as the Company continues to achieve scale. During the first quarter of 2021, the Company recorded non-recurring expenses in relation to its initial public offering, including the acceleration of stock compensation expense from its predecessor of $1.2 million and debt issuance cost write-offs of $0.7 million, which resulted in a decrease in earnings per share of $0.02.

Update on Recent Acquisitions

H&H Homes

H&H Homes, the North Carolina based homebuilder acquired by the Company on October 5, 2020, completed the first quarter of 2021 by closing 343 homes and generating $98.5 million in homebuilding revenues. The acquisition allowed the Company to broaden its footprint into the high-growth market of North Carolina and offers a significant platform for the Company to continue its expansion and growth. The following table shows H&H Homes’ contribution to the Company for the first quarter of 2021.

		Q1 2021 (unaudited)
Results and Operating Data:(1)		Units:
Revenues	$98,503,439	Net new orders	413
Cost of sales	84,904,704	Home closings	343
Gross margin	13,598,735
Gross margin %	13.8%
SG&A	7,432,832
SG&A % of revenue	7.5%
Net income	6,165,903
Net income %	6.3%

(1) Excludes a corporate overhead fee allocated to H&H Homes for the first quarter of 2021.

Century Homes Florida

Century Homes Florida (Century), the Orlando-based homebuilder acquired by the Company on January 31, 2021, closed 43 homes and had 49 net new orders during the post-acquisition period (February 1 – March 31, 2021). In addition, Century contributed $15.7 million in home sales revenue and $1.1 million in pre-tax income to the Company’s results for the first quarter of 2021. Century’s results of operations are included within the Company’s Orlando operating segment. The Century acquisition has enhanced the Company’s geographical footprint in the Central Florida market allowing it to serve additional homebuyers and expand relationships with land developers and sellers in the Orlando MSA.

Full Year 2021 Outlook

Dream Finders Homes remains focused on providing an affordable product for its entry-level and first-time move-up homebuyers, and while recognizing the challenges created by input costs inflation and supply chain constraints, the Company has been able to successfully deliver on a robust first quarter. Based on the consistent level of elevated sales per community and backlog, the low interest rate environment, and persistent relocation patterns into its core markets, the Company continues to be well positioned to achieve its expected growth in 2021 and maintains its guidance of 5,000 to 6,000 home closings for the full year 2021. In addition, the Company expects an increase in the average sales price of homes closed in future quarters, as the average sales price in backlog as of March 31, 2021 was $375,526.

This outlook assumes that general economic conditions, including interest rates and mortgage availability, in 2021 remain similar to those experienced in the first quarter of 2021, and that construction costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience.  In addition, this outlook assumes that the Company is able to continue to increase its portfolio of controlled lots, and that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development, home construction or home sales could negatively impact the Company’s ability to achieve this number of home closings in 2021.

Investor Communication

Dream Finders Homes encourages all interested parties -- including analysts, current and potential stockholders, and other stakeholders -- to submit questions in writing about the Company’s results and business to investors@dreamfindershomes.com. The Company intends to make written responses to selected questions available monthly by furnishing Current Reports on Form 8-K to the Securities and Exchange Commission and through its investor relations website at https://investors.dreamfindershomes.com/.

About Dream Finders Homes, Inc.

Dream Finders Homes is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2021 home closings and average sales price of homes closed in 2021; market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenues	$343,560,365	$188,738,433
Cost of sales	291,036,761	163,745,683
Selling, general and administrative expense	28,148,956	17,518,785
Income from equity in earnings of unconsolidated entities	(1,732,393)	(1,359,388)
Gain on sale of assets	(65,517)	(34,095)
Loss on extinguishment of debt	697,423	-
Other Income	(482,219)	(134,061)
Other expense	2,903,048	1,195,311
Interest expense	641,861	35,705
Income before taxes	$22,412,445	$7,770,493
Income tax expense	4,816,482	-
Net and comprehensive income	$17,595,963	$7,770,493
Net and comprehensive income attributable to non-controlling interests	(1,475,318)	(1,190,459)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	16,120,645	6,580,034

Earnings per share(4)
Basic	$0.18	$-
Diluted	$0.18	$-
Weighted-average number of shares
Basic	92,521,482	-
Diluted	92,596,960	-

Other Financial and Operating Data
Active communities at end of period(1)	120	83
Home closings	1,002	515
Average sales price of homes closed	$335,986	$362,591
Net new orders	2,010	848
Cancellation rate	8.1%	11.8%
Backlog (at period end) - homes	3,612	1,155
Backlog (at period end, in thousands) - value	$1,356,436	$441,903
Gross margin(2)	$51,130,202	$24,028,118
Gross margin %(3)	14.9%	12.8%
Net profit margin	4.7%	3.5%

1)	A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
2)	Gross margin is home sales revenue less cost of sales. Gross margin includes commission expense.
3)	Calculated as a percentage of home sales revenues.
4)
For the first quarter of 2021, EPS was calculated based on net income attributable to common stockholders for the period January 21, 2021 through March 31, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization as described in the prospectus dated January 20, 2021 and filed with the Securities and Exchange Commission on January 22, 2021, resulting in 92,521,481 shares of common stock outstanding as of the closing of the initial public offering. And as of March 31, 2021, the diluted shares of common stock outstanding were 92,596,959.

	Three Months Ended March 31,
	2021 (unaudited)		2020 (unaudited)
	Units	Average Sales Price	Units 2	Average Sales Price 2
Home Closings:
The Carolinas (H&H Homes)	343	$287,172	-	$-
Jacksonville	295	$326,023	257	$304,657
Orlando	161	$400,050	26	$301,147
Colorado	34	$445,239	47	$460,774
DC Metro	24	$579,653	51	$539,285
Other (1)	145	$334,646	134	$383,938
Total	1,002	$335,986	515	$362,591

(1) Austin, Savannah, Village Park Homes, Active Adult and Custom Homes.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2021	December 31, 2020

Assets
Cash and cash equivalents	$42,303,231	$35,495,595
Restricted cash (VIE amounts of $7,798,669 and $8,793,201)	49,432,884	49,715,553
Inventories:
Construction in process and finished homes	477,052,901	396,630,945
Joint venture owned land and lots (VIE amounts of $19,781,033 and $40,900,552)	19,781,033	40,900,552
Company owned land and lots	53,541,065	46,839,616
Lot deposits	91,690,711	66,272,347
Equity method investments	6,197,047	4,545,349
Property and equipment, net	4,662,184	4,309,071
Operating lease right-of-use assets	13,459,344	14,219,248
Finance lease right-of-use assets	304,099	335,791
Intangible assets, net of amortization	2,327,500	2,660,003
Goodwill	30,360,997	28,566,232
Deferred tax asset	571,277	-
Other assets (VIE amounts of $708,946 and $1,288,359)	70,774,449	43,189,939
Total assets	$862,458,722	$733,680,241

Liabilities
Accounts payable (VIE amounts of $61,619 and $1,315,582)	$53,383,908	$37,418,693
Accrued expenses (VIE amounts of $8,519,606 and $9,977,268)	73,525,827	67,401,055
Customer deposits	77,405,315	59,392,135
Construction lines of credit	315,736,182	289,878,716
Notes payable (VIE amounts of $2,888,350 and $8,821,282)	3,880,350	29,653,282
Operating lease liabilities	13,680,884	14,410,560
Finance lease liabilities	305,987	345,062
Contingent consideration	24,340,269	23,157,524
Total liabilities	$562,258,722	$521,657,027

Mezzanine Equity
Preferred mezzanine equity	6,515,415	55,638,450
Common mezzanine equity	-	20,593,001
Total mezzanine equity	$6,515,415	$76,231,451

Members’ Equity
Common members’ equity	-	103,852,646
Total members’ equity	$-	$103,852,646

Stockholders’ Equity - Dream Finders Homes, Inc.
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,295,329 outstanding	322,953	-
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602,262	-
Additional paid-in capital	253,837,980	-
Retained earnings	17,224,902	-
Non-controlling interests	21,696,488	31,939,117
Total stockholders’ and members’ equity	300,200,000	212,023,214
Total liabilities, mezzanine equity, members’ equity and stockholders’ equity	$862,458,722	$733,680,241

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact:
Rick Moyer, Chief Financial Officer - rick.moyer@dreamfindershomes.com
Anabel Fernandez, Treasurer - anabel.fernandez@dreamfindershomes.com

Media Contact:
Rick Moyer, Chief Financial Officer - rick.moyer@dreamfindershomes.com
Anabel Fernandez, Treasurer - anabel.fernandez@dreamfindershomes.com
Robert Riva, General Counsel - robert.riva@dreamfindershomes.com